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                                                                  Exhibit 21
                             Harmon Industries, Inc.
                             Listing of Subsidiaries
                                1997 Form 10-K


                                  Name Under Which
Subsidiary Name                Business is Conducted              Jurisdiction
---------------                ---------------------              ------------
Consolidated Asset Management  Consolidated Asset Management      Missouri
Company, Inc.                  Company, Inc.

Cedrite Technologies, Inc.     Cedrite Technologies, Inc.          Kansas

Harmon Railway Systems         Harmon Railway Systems              Virgin Islands
International Corporation      International Corporation

Vaughan Harmon Systems, Ltd.   Vaughan Harmon Systems, Ltd.        Ware, England

Vale Harmon Enterprises, Ltd.  Vale Harmon Enterprises, Ltd.       Quebec, Canada

Devtronics, Inc.               Devtronics, Inc.                    Florida

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